Exhibit 99.1

Contacts:
Schond Greenway
Halozyme Therapeutics
858-704-8352
ir@halozyme.com

Jim Mazzola
Halozyme Therapeutics
858-704-8122
ir@halozyme.com

FOR IMMEDIATE RELEASE

HALOZYME ANNOUNCES PLANS FOR CFO TRANSITION,

NAMES LAURIE STELZER CFO

SAN DIEGO, June 5, 2015 — Halozyme Therapeutics, Inc. (NASDAQ: HALO), an oncology biotech company, today announced its chief financial officer David Ramsay will retire this summer, and named biotech veteran Laurie Stelzer as his successor. Stelzer will assume CFO duties on June 15 and will work with Ramsay through a transition period.

“Since last year, David and I have been working closely to plan for his eventual retirement and I am thrilled to now welcome a finance executive of Laurie’s caliber,” said Dr. Helen Torley, president and chief executive officer. “David helped guide Halozyme for more than a decade as the company built a significant partner model with our ENHANZE™ platform and more recently as we laid the foundation for the development of our oncology programs. I want to thank him for the value he has created for our employees and shareholders, and for being a trusted partner to me.

“As we prepare for the regulatory submissions and commercialization upon approval of our investigational new drug PEGH20 in the U.S. and Europe, Laurie brings unique experience gained by supporting similar commercial plans at Amgen and Shire.”

Most recently at Shire, Stelzer served as senior vice president of Finance for R&D, Technical Operations and Business Development, and was previously Division CFO for Regenerative Medicine. Before Shire, she spent 15 years at Amgen, in senior leadership roles in finance and business development with responsibilities including the U.S., Canada and International Markets, ultimately serving as the company’s acting treasurer. In this role, she led a leveraged recapitalization that included $10 billion in bond offerings and the corresponding expanded share buyback program, which contributed to an increase in shareholder value. Stelzer earned her B.S. in Accounting from Arizona State University and MBA from the UCLA Anderson School of Management.

“I look forward to joining this growing and dynamic company and helping it achieve the full potential of PEGPH20 and the ENHANZE platform,” said Stelzer. “I am impressed with the strong management team Helen has assembled and see a great opportunity to make a difference in the effectiveness of cancer therapy.”

Earlier this week, Halozyme announced a substantial new global collaboration with drug giant, AbbVie, and presented encouraging interim data on its phase 2 study of its investigational new drug PEGPH20 for the potential treatment of patients with metastatic pancreatic cancer. Halozyme plans to initiate its pivotal phase 3 study of PEGPH20 in the first quarter of 2016.

“As a long-term shareholder, I am proud of the progress the company has made and will watch with great confidence as Helen, Laurie and the rest of the team lead the company into the future,” said Ramsay.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, an investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor. PEGPH20 is currently in development for metastatic pancreatic cancer and non-small cell lung cancer and has potential across additional cancers in combination with different types of therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Pfizer, Janssen, Baxter and AbbVie for its drug delivery platform, ENHANZE™, which enables biologics and small molecule compounds that are currently administered intravenously to be delivered subcutaneously. Halozyme is headquartered in San Diego. For more information, visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2015.

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